UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 18, 2009

Zhongpin Inc.
 (Exact name of registrant as specified in charter)

Delaware	333-112111	54-2100419
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

21 Changshe Road, Changge City, Henan Province
People’s Republic of China
(Address of principal executive offices)	(Zip Code)

011 86 10-82861788
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 – FINANCIAL INFORMATION

Item 2.02.	Results of Operations and Financial Condition.

On May 11, 2009, we held a telephone conference call to discuss the results of operations for the quarter ended March 31, 2009.  During the call, certain questions were raised regarding our cash flow from operating activities, inventories, capacity utilization and capital expenditures, that we would like to answer publicly in greater detail.  The following “Q&A” is intended to provide further explanation to the results of operations for the quarter ended March 31, 2009 as discussed on the conference call and as reported in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 11, 2009.

1.	Why did inventories increase during the first quarter of 2009?

Our inventories as of March 31, 2009 were $25.3 million, an increase of $8.6 million compared with $16.7 million as of December 31, 2008.  The increase in inventory was primarily due to an increase in our strategic inventories of frozen pork.  We classify our inventory holdings as follows:

•
Reasonable Inventories.  These are inventories required to support our sales network.  Such inventories are essential to maintaining our daily business operations.  We typically increase our reasonable inventories as we increase our total production capacity for chilled and frozen pork and expand our market network;

•
Strategic Inventories.  These are inventories acquired to take advantage of short-term swings in the price of live hogs.  The current historically-low prices for live hogs has caused many hog breeders in the People’s Republic of China (“China”) to suffer financial losses, or, at best, break even.  We have accumulated low-priced inventories of frozen pork for future sale and processing and expect to benefit from such inventories over the next few quarters as we do not expect a further decline in hog prices over that period; and

•
Order Inventories.  These are inventories maintained to fulfill specific customer orders. It is important for us to maintain sufficient stock of such inventories to meet specific customer needs.  It typically takes some period of time to accumulate sufficient quantities to satisfy a customer’s quantity requirements for products meeting certain specifications or special requirements for the body of the hogs.

2.	Why did purchase deposits increase during the first quarter of 2009?

Purchase deposits increased $16.2 million in the first quarter to $26.9 million at March 31, 2009 compared to $10.7 million at March 31, 2008.  The increase was due to the deposits we were required to make for land use rights for the new facilities in Tianjin City and Changge City, Henan Province of approximately $13.2 million, a deposit of $2.4 million for production items, such as packaging materials and other manufacturing materials, required for our increased sales and deposits of $ 0.6 million for hogs.

3.	What was the Company’s capacity utilization during the first quarter of 2009?

During the first quarter, our chilled and frozen pork production lines were operating at a capacity utilization rate of more than 60%, our prepared meat production lines were operating at a capacity utilization rate of more than 80% and our fruit and vegetable lines were operating at approximately 76%. Our new facilities ramped up faster than anticipated and we expect them to reach our target utilization levels of 70% for chilled and frozen pork production, 85% for prepared meat production and 80% for fruit and vegetable production within the next three to six months.

4.	What is the aggregate amount of the Company’s available lines of bank credit?

We have access to bank credit lines totaling $290 million, of which we had utilized $95 million for short-term credit and $23.5 million for long-term credit as of March 31, 2009.  As a result, we currently have available to us $171.5 million in bank credit lines.

5.	What are the Company’s expectations on cash flow from operations for the second quarter of 2009?

During the first quarter of 2009, we used $18.9 million in cash flow from operating activities, primarily due to the increases in purchase deposits and inventory and, to a lesser degree, to a temporary increase in accounts receivable. We anticipate generating positive operating cash flow in the second quarter of 2009 and for the full 2009 year as we sell through our inventory and collect our outstanding receivables.  Considering we had cash and cash equivalents of $48.0 million and $171.5 million in available lines of credit at March 31, 2009, we do not believe the negative operating cash flow for our most recent quarter will have a material impact on our operations.

6.	What are planned capital expenditures for the next twelve months?

We believe our capital expenditures over the next 12 months will be approximately $93.5 million, including our investments in new facilities and other projects currently under construction.  We believe our available lines of credit and cash flow from operations will be adequate to finance our planned capital expenditures.

7.	What is your outlook on pork prices and the pork industry in China for the rest of 2009?

We believe the negative impact of the recent H1N1 virus outbreak on China’s pork industry will be short-lived and insignificant.  Our growth outlook for the pork processing industry this year remains positive.  We believe the H1N1 crisis will help strengthen the value of our “Zhongpin” brand and facilitate an increase in our market share because the outbreak will hasten the transition from wet markets to dry markets and promote industry consolidation.

8.	Will the recent actions of the Chinese central government have an impact on the Company’s operations?

The administrative regulation released by the Chinese central government earlier this year to prevent large declines in hog prices and protect the interests of hog farmers underscores the importance of pork to the Chinese economy. In order to stabilize decreasing prices for commodities such as hogs, the government has started to purchase hogs in the market and process them into frozen pork and maintain such inventories in storage.  We are pleased that the government has taken this action and believe these measures will stabilize hog prices during the remaining quarters of this fiscal year and result in an upward trend in pork prices in the second half of 2009.  Any such increase in pork prices should have a positive impact on our results of operations.

9.	Has the Company experienced any increases in uncollectible receivables as a result of the global economic downturn?

No.  We have written off receivables aggregating only $0, $0, $6,118 and $3,313 for the three-month period ended March 31, 2009 and the years ended December 31, 2008, 2007 and 2006, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZHONGPIN INC.
(Registrant)

By:	/s/ Xianfu Zhu
Name:	Xianfu Zhu
Title:	Chief Executive Officer

Dated: May 18, 2009